     Exhibit 2.1

STOCK PURCHASE AGREEMENT
AMONG
GSE SYSTEMS, INC.,
TOSHI SHINOHARA, SANTOSH JOSHI, HIDEO SHINOHARA,
AND
ENVISION SYSTEMS, INC.

i

LIST OF EXHIBITS

Exhibit A	-	List Of Subsidiaries And Information About Them And Acquired Corporation
Exhibit B	-	List Of Property Owned, Leased, And Licensed
Exhibit C	-	List Of Intangibles Owned And Licensed
Exhibit D	-	List Of Contracts, Agreements, Instruments, And Arrangements
Exhibit E	-	List Of Employee Plans And Benefits And Of Certain Employees And Agents
Exhibit F	-	Agreement Not To Compete
Exhibit G	-	Confidentiality Agreement
Exhibit H	-	Release
Exhibit I	-	Disclosure Letter

ii

Agreement, dated as of January 1, 2011, among GSE Systems, Inc., a Delaware corporation with offices at 1332 Londontown Boulevard, Sykesville, MD 21784 (the “Purchaser”); Toshi Shinohara,  residing at 57 Ridgewood Drive, Randoph, NJ, 07869, Santosh Joshi, residing at 10 Willow Drive, Randolph, NJ 07869, and Hideo Shinohara, residing at 23-3 Korien-Cho, Hirokata, OSAKA, Japan (Messrs. Shinohara, Joshi and Shinohara are collectively referred to as the “Stockholders”); and EnVision Systems, Inc, a New Jersey corporation with offices at 2 Shunpike Road, Suite 20, Madison NJ 07940 (the “Acquired Corporation”).
The Purchaser desires to acquire all the capital stock of Acquired Corporation from Stockholders in exchange for the consideration as hereinafter provided, and Stockholders desire to effect such exchange.

I. Representations and Warranties of Stockholders

Stockholders represent and warrant to the Purchaser as follows:

§1.01 Organization and Qualification

Acquired Corporation is the record and beneficial owner of all of the  the outstanding shares of capital stock of EnVision Systems (India) Pvt. Ltd. (the “Indian Subsidiary”),  other than 10 shares of the capital stock of the capital stock of the Indian Subsidiary which is owned by GSE Power Systems, Inc. Other than the Indian Subsidiary, neither Acquired Corporation nor any Subsidiary has a subsidiary or affiliate corporation or owns any interest in any other enterprise (whether or not such enterprise is a corporation).  Exhibit A also correctly sets forth as to Acquired Corporation and as to the Indian Subsidiary its place of incorporation, and principal place of business, jurisdictions in which it is qualified to do business, and the business which it presently conducts. Each of the Acquired Corporation and the Indian Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged. The Acquired Corporation is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary. The Indian Subsidiary is properly formed as a business entity under the laws of India and permitted under those laws to conduct its business in the manner in which it is currently conducted.

§1.02 Capitalization

The authorized capital stock of Acquired Corporation consists of 2,500 shares of common stock, without par value (“Acquired Corporation Common Stock”), of which 1,000 shares are outstanding.  Each of such outstanding shares of Acquired Corporation Common Stock and each outstanding share of capital stock of the Indian Subsidiary is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially by Stockholders in the case of Acquired Corporation in accordance with the following table:

Name of Stockholder	Number of Shares
Toshi Shinohara	475
Santosh Joshi	475
Hideo Shinohara	50

The Acquired Corporation Common is owned by the Stockholders free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements, and voting trusts.  There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of Acquired Corporation or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Acquired Corporation.  There is outstanding no security or other instrument convertible into or exchangeable for capital stock of Acquired Corporation.

The authorized capital stock of the Indian Subsidiary consists of 20,000 shares of common stock, face value RS100 Rupees per share (“Indian Subsidiary Common Stock”), of which 6,180 shares are outstanding.  Each of such outstanding shares of India Subsidiary Common Stock is validly authorized, validly issued, fully paid, and nonassessable   The Indian Subsidiary Common Stock is owned of record and beneficially by the Acquired Corporation in accordance with the following table:

Name of Stockholder	Number of Shares
EnVision Systems, Inc.	6,170
GSE Power Systems, Inc.	10

The Indian Subsidiary Common Stock is owned by the Acquired Corporation and GSE Power Systems, Inc. free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements, and voting trusts.  There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of the Indian Subsidiary or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Indian Subsidiary.  There is outstanding no security or other instrument convertible into or exchangeable for capital stock of the Indian Subsidiary Corporation.

§1.03 Financial Condition

Acquired Corporation has delivered to the Purchaser true and correct copies of the following, initialed by the chief executive officer of Acquired Corporation:  (i) statement of consolidated revenues and expenses of Acquired Corporation, prepared on a cash basis, for the years ended December 31, 2007, 2008 and 2009,  (ii) trial balance and general ledger of Acquired Corporation at December 31, 2008, December 31, 2009 and June 30, 2010, (iii) the audited income statement of the Indian Subsidiary for the years ended March 31, 2009 and 2010,  and (iv) the audited balance sheet of the Indian Subsidiary at March 31, 2009 and 2010. The financial statements and information have been prepared in accordance with the books and records of the Acquired Corporation and the Indian Subsidiary, respectively, and present fairly the information purported to be shown therein.

  Since June 30, 2010:
(a) There has not been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Acquired Corporation or the Indian Subsidiary that has not been disclosed in the disclosure letter, attached hereto as Exhibit I (the “Disclosure Letter”); and the Acquired Corporation has operated profitably.

(b) Except as disclosed in the Disclosure Letter, neither Acquired Corporation nor the Indian Subsidiary has authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Acquired Corporation or the Indian Subsidiary.

(c) The operations and business of Acquired Corporation and the Indian Subsidiary have been conducted in all respects only in the ordinary course.

(d) There has been no accepted purchase order or quotation, arrangement, or understanding for future sale of the products or services of Acquired Corporation which either the Acquired Corporation or any Stockholder expects will not be profitable.

(e) Neither Acquired Corporation nor the Indian Subsidiary has suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

Neither Acquired Corporation nor the Indian Subsidiary incurred any tax, other liability, or expense resulting from the transactions contemplated by this Agreement for periods ending on or before the Closing, it being understood that Stockholders shall have paid or will pay all taxes liabilities, and expenses imposed on Acquired Corporation or the Indian Subsidiary for periods ending on or before the closing resulting from this Agreement,.  Except as disclosed in the Disclosure Letter, there is no other fact known to Acquired Corporation or any Stockholder which materially adversely affects or in the future is reasonably likely to  materially adversely affect the financial condition, results of operations, business, properties, assets, or liabilities, of Acquired Corporation or the Indian Subsidiary,  provided, however, that Acquired Corporation and Stockholders express no opinion as to political or economic matters of general applicability.

§1.04 Tax and Other Liabilities

Except as disclosed in the Disclosure Letter, neither Acquired Corporation nor the Indian Subsidiary has as of the Closing Date any liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax (“Taxes”). The execution, delivery, and performance of this Agreement by Acquired Corporation will not cause any Taxes to be payable by the Acquired Corporation or the Indian Subsidiary for any tax period ending on or before the Closing Date (other than by Stockholders) or cause any lien, charge, or encumbrance to secure any such Taxes imposed on the Acquired Corporation or the Indian Subsidary for periods ending on or before the Closing Date to be created either immediately or upon the nonpayment of any Tax (other than on the properties or assets of Stockholders).  The Internal Revenue Service has audited and settled or the statute of limitations has run upon all federal income tax returns of Acquired Corporation for all taxable years up to and including the taxable year ended December 31, 2003.  The Acquired Corporation has filed all federal, state, local, and foreign tax returns required to be filed by it; has delivered to the Purchaser a true and correct copy of all the returns set forth in the Disclosure Letter.  Except as disclosed in the Disclosure Letter, the Acquired Corporation has received no written report from any taxing authority during the past six years as to any litigation, or governmental proceeding, or investigation with respect to any such Taxes.  The Indian Subsidiary does not have any liability for federal, local, or foreign taxes and penalties, interest, and additions to tax (“Indian Taxes”) for any periods ending on or before the Closing.  Under Indian laws, the Indian Subsidiary may no longer be charged for and is no longer liable for Indian Taxes for any period ending on or before March 31, 2007.  (The “Indian Tax Open Period Date”). The Acquired Corporation has filed all Indian Tax returns required to be filed by it; has delivered to the Purchaser a true and correct copy of the tax returns set forth on the Disclosure Letter. Except as disclosed in the Disclosure Letter, the Indian Subsidiary has received no written report from any taxing authority since the Indian Tax Open Period Date as to any litigation, or governmental proceeding, or investigation with respect to any such Indian Taxes.

§1.05 Litigation and Claims

There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation  pending or threatened with respect to Acquired Corporation,  the Indian Subsidiary or any Stockholder.  Neither Acquired Corporation nor the Indian Subsidiary is affected by any present or threatened strike or other labor disturbance nor to the knowledge of any Stockholder is any union (or similar entity) attempting to represent any employee of Acquired Corporation or the Indian Subsidiary as collective bargaining agent.  Neither Acquired Corporation nor the Indian Subsidiary is in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; nor is Acquired Corporation, the Indian Subsidiary, or any Stockholder required to take any action in order to avoid such violation or default.

§1.06 Properties

Neither the Acquired Corporation nor the Indian Subsidiary owns any real property.  Each of the Acquired Corporation and the Indian Subsidiary have good and marketable title to all other properties and assets used in their respective business or owned by them, (except such  properties and assets as are held pursuant to leases or licenses described in Exhibit B or C), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are listed in Exhibit D).

Attached as Exhibit B is a true and complete list of all real and other properties and assets owned by Acquired Corporation and the Indian Subsidiary or leased or licensed by Acquired Corporation or by the Indian Subsidiary from or to a third party  (not including Intangibles, as defined in Section 1.09) with a value in excess of $10,000.  Attached as Exhibit B are the Depreciation Schedules of the Acquired Corporation and the Indian Subsidiary.  Except for items of office equipment and furniture that are not necessary to the business and are not in current use, all material real and other tangible properties and assets owned, leased, or licensed by Acquired Corporation or the Indian Subsidiary are in usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business of Acquired Corporation or of the Indian Subsidiary excepted).

The real and other properties and assets (including Intangibles) owned by Acquired Corporation or the Indian Subsidiary or leased or licensed by Acquired Corporation or the Indian Subsidiary from a third party constitute all such properties and assets which are necessary to the business of Acquired Corporation or the Indian Subsidiary as presently conducted.

§1.07 Contracts and Other Instruments

Exhibit D accurately and completely sets forth the information required to be contained therein regarding contracts, agreements, instruments, leases, licenses, arrangements, or understandings with respect to Acquired Corporation, the Indian Subsidiary, and each Stockholder, identifying whether the matter disclosed therein relates to Acquired Corporation, to the Indian Subsidiary, or to a Stockholder named therein.  Acquired Corporation has furnished to the Purchaser (a) the certificate of incorporation (or other charter document) and by-laws of Acquired Corporation and the Indian Subsidiary and all amendments thereto, as presently in effect; and (b) the following,

(i) true and correct copies of all contracts, agreements, and instruments referred to in Exhibit D;
(ii) true and correct copies of all leases and licenses referred to in Exhibit B or C; and
(iii) true and correct written descriptions of all supply, distribution, agency, financing, or other arrangements or understandings referred to in Exhibit D.

Except as disclosed in the Disclosure Letter, neither Acquired Corporation, the Indian Subsidiary, any Stockholder, nor (to the knowledge of Acquired Corporation, the Indian Subsidiary, or any Stockholder) any other party to any such contract, agreement, instrument, lease, or license is in violation or breach of, or in default with respect to complying with, any material term thereof, and each such contract, agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of the parties thereto and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) is enforceable as to them in accordance with its terms.

The Acquired Corporation enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating.

The Indian Subsidiary enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating.

Except as disclosed in the Disclosure Letter,  neither Acquired Corporation nor the  Indian Subsidiary is party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had or (to the knowledge of Acquired Corporation, the Indian Subsidiary, or any Stockholder) is reasonably foreseeable  to have a material adverse effect on the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Acquired Corporation or the Indian Subsidiary.  Except as disclosed in the Disclosure Letter, the Acquired Corporation has not engaged within the last five years in any transaction with any Stockholder, any director, officer, or employee of Acquired Corporation (except for employment agreements listed in Exhibit D and employment and compensation arrangements described in Exhibit E,), any relative or affiliate of any Stockholder or of any such director, officer, or employee, or any other corporation or enterprise in which any Stockholder, any such director, officer, or employee, or any such relative or affiliate then had or now has a 5% or greater equity or voting interest, other than those listed and so specified in Exhibit D.

The stock ledgers and stock transfer books and the minute book records of Acquired Corporation relating to all issuances and transfers of stock by Acquired Corporation and all proceedings of the stockholders and the Board of Directors and committees thereof of Acquired Corporation since their respective incorporations that have been made available to the Purchaser’s counsel are the original stock ledgers and stock transfer books and minute book records of Acquired Corporation and the Indian Subsidiary or exact copies thereof, except as noted thereon where they are replacements for lost or missing items.

Acquired Corporation is not in violation or breach of, or in default with respect to, any term of its certificate of incorporation (or other charter document) or by-laws.
The Indian Subsidiary is not in violation or breach of, or in default with respect to, any term of its certificate of incorporation (or other charter document) or by-laws.

§1.08 Employees

(a) Except as set forth in exhibit E, the Acquired Corporation has no and contributes to no pension, profit-sharing, option, other incentive plan, or any other type of “Employee Benefit Plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or has any obligation to or customary arrangement with U.S. employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits.

(b) Acquired Corporation has furnished to the Purchaser:  (i) true and correct copies, of all documents evidencing Employee Arrangements referred to in Exhibit E. The Acquired Corporation is not required to file any Form 5500’s; annual and periodic accountings of related plan assets with respect to any Employee Arrangement subject to Title IV of ERISA.

(c) Except as disclosed in the “Disclosure Letter”, all contributions to Employee Arrangements that were required to be made under such Employee Arrangements have been made, and all benefits accrued under any unfunded Employee Arrangements have been paid, accrued or otherwise adequately reserved in accordance with Generally Accepted Accounting Principles, and the Acquired Corporation has performed all  obligations required to be performed under all Employee Arrangements.

(d) Except as disclosed in the Disclosure Letter, each Employee Arrangement has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA or the Internal Revenue Code of 1986, as amended, or its predecessor statute (the “Code”).  Other than benefits accruing thereunder in the Ordinary course or as set forth in Exhibit E, no Employee Arrangement or related trust has incurred any liability of any nature, accrued or contingent, including without limitation liabilities for Taxes.  Other than the health care continuation requirements of Section 4980B of the Code, neither Acquired Corporation nor the Indian Subsidiary has any obligation to provide post-retirement medical benefits or life insurance coverage to any present or former employees.  Other than claims for benefits incurred in the ordinary course or appeals of denied claims, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefor known to Acquired Corporation, the Indian Subsidiary, or any Stockholder) with respect to any Employee Arrangement or related trust or with respect to any fiduciary, administrator, or sponsor (in its capacity as such) of any Employee Arrangement.  No event has occurred or (to the knowledge of Acquired Corporation, or any Stockholder) is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA.

(e) The Acquired Corporation does not currently contribute to or since September 16, 1980 has effectuated either a complete or partial withdrawal from any multiemployer pension plan within the meaning of Section 3(37) of ERISA.

(f) Exhibit E contains a true and correct statement of the names, relationship with Acquired Corporation or the Indian Subsidiary, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended December 31, 2009, with respect to the Acquired Corporation, and March 31, 2010, with respect to the Indian Subsidiary, of (i) each director, officer, or other employee of Acquired Corporation or of the Indian Subsidiary, as the case may be,  whose aggregate compensation for the last fiscal year exceeded $50,000 or whose aggregate compensation presently exceeds the rate of $50,000 per annum and (ii) all sales agents, dealers, distributors of Acquired Corporation or of the Indian Subsidiary.  Except as set forth in Exhibit E, since the end of the last fiscal year, neither Acquired Corporation nor the Indian Subsidiary has changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any Employee Arrangement or program been instituted or amended to increase benefits thereunder.

§1.09 Patents, Trademarks, Et Cetera

Neither Acquired Corporation nor the Indian Subsidiary owns or has pending, or is licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called “Intangibles”), other than as described in Exhibit C, all of which are in good standing and uncontested.  Neither any Stockholder, any director, officer, or employee of Acquired Corporation or of the Indian Subsidiary, any relative or affiliate of any Stockholder or of any such director, officer, or employee, nor any other corporation or enterprise in which any Stockholder, any such director, officer, or employee, or any such relative or affiliate had or now has a 5% or greater equity or voting or other substantial interest, possesses any Intangible which relates to the business of Acquired Corporation or of the Indian Subsidiary.  “Trademark” is a trademark used by Acquired Corporation to identify its products, and such trademark is protected by registration in the name of Acquired Corporation on the principal or supplemental register in the United States Patent Office.  There is no right under any Intangible necessary to the business of Acquired Corporation or of the Indian Subsidiary as presently conducted or as it contemplates conducting, except such as are so designated in Exhibit C.  Neither Acquired Corporation nor the Indian Subsidiary has infringed, is infringing, or has received notice of infringement with asserted Intangibles of others.  To the knowledge of Acquired Corporation, the Indian Subsidiary, or any Stockholder, there is no infringement by others of Intangibles of Acquired Corporation or of the Indian Subsidiary.

§1.10 Questionable Payments

Neither Acquired Corporation, the Indian Subsidiary, any director, officer, agent, employee, or other person associated with or acting on behalf of Acquired Corporation or the Indian Subsidiary, nor any Stockholder has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of Acquired Corporation or the Indian Subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; given any favor or gift which is not deductible for federal income tax purposes; or made any bribe, kickback, or other payment of a similar or comparable to a bribe or kickback, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. The Acquired Corporation and the Indian Subsidiary make customary holiday gifts of not more than $25 per customer to its customers.

§1.11 Authority to Sell

Acquired Corporation and Stockholders have all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of Acquired Corporation or the Indian Subsidiary have been duly taken to authorize the execution, delivery, and performance of this Agreement by Acquired Corporation.  This Agreement has been duly authorized, executed, and delivered by Acquired Corporation, has been duly executed and delivered by Stockholders, constitutes the legal, valid, and binding obligation of Acquired Corporation and Stockholders, and is enforceable as to them in accordance with its terms.  No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Acquired Corporation, the Indian Subsidiary, or any Stockholder for the execution, delivery, or performance of this Agreement by Acquired Corporation or any Stockholder.  No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which Acquired Corporation, the Indian Subsidiary, or any Stockholder is a party, or to which it or he or any of its or his respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement (except such consents referred to in Exhibit D); and the execution, delivery, and performance of this Agreement will not violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of Acquired Corporation or the Indian Subsidiary.  Upon the Closing (as hereinafter defined), Purchaser will have good title to all the capital stock of Acquired Corporation, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements, and voting trusts.

1.12 Earned but Unbilled Receivables

To the knowledge of the Acquired Corporation, the Indian Subsidiary and the Stockholders, the estimate of the costs incurred prior to the Closing Date by the Acquired Corporation and the Indian Subsidiary relating to the projects (the “Shell Projects”) under the Shell Agreement (as defined in Section 3.01(a)(ii))  which are the basis for the Earned but Unbilled Receivables on the Closing Date Balance Sheet are true and correct in all material respects.

II. Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Stockholders as follows:

§2.01 Organization

The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging.

§2.02 Authority to Buy

The Purchaser has all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of the Purchaser have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Purchaser.  This Agreement has been duly authorized, executed, and delivered by the Purchaser, is the legal, valid, and binding obligation of the Purchaser, and is enforceable as to the Purchaser in accordance with its terms.

§2.03 Non-Distributive Intent

The Purchaser is acquiring Acquired Corporation Common Stock for its own account (and not for the account of others) for investment and not with a view to the distribution thereof.  The Purchaser will not sell or otherwise dispose of such shares (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom, and the certificate or certificates representing such shares may contain a legend to the foregoing effect.  By virtue of its position, the Purchaser has access to the kind of financial and other information about Acquired Corporation as would be contained in a registration statement filed under the Securities Act.  The Purchaser understands that it may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

III. The Exchange

§3.01  Terms of the Exchange

On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

(a) Stockholders shall sell, assign, transfer, and convey to Purchaser at the Closing all of the outstanding shares of capital stock of Acquired Corporation.  Stockholders shall deliver at the Closing certificates representing such shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer, with all required stock transfer and any other required documentary stamps affixed thereto.

(b) In consideration for the shares referred to in Section 3.01(a), Purchaser shall:

(i) Deliver at the Closing to the Representative (as hereinafter defined), the amount of $1.2 million in cash or by certified or official bank check.

             (ii) Deliver to the Representative, in cash or by certified or official bank check, 100% of the amount by which (A) the aggregate payments (the “Shell Payments”) received after the Closing and prior to March 31, 2014 by the Company from Shell Global Solutions International, B.V. (“Shell”) under the Software License, Maintenance and Support Agreement, dated March 28, 2005, and Supply Orders 1- 4 (collectively referred to as the “Shell Agreement”) exceed (B) $3 million; provided that (x) with respect to any divestiture by Shell of any refinery or other facility, if the buyer of such property (the “Shell Buyer”) pays maintenance fees for any Acquired Corporation Products acquired from Shell or purchases additional Acquired Corporation Products for use in connection with such divested refinery or other facility, then any payments received by Purchaser or the Acquired Corporation from a Shell Buyer shall be treated as a Shell Payment (y)  with respect to  the accounts receivable or earned but unbilled amounts (the “Closing Date Amounts”) related to the Shell agreement carried on the Closing Date Balance Sheet (as hereinafter defined),  the Shell Payments shall include (i) 15% of the cash received by Acquired Corporation prior to March 31, 2013 in respect of the Closing Date Amounts and (ii) 100% of the cash received by Acquired Corporation on or after March 31, 2013 and prior to March 31, 2014 in respect of the Closing Date Amounts, and (z) the maximum amount payable to the Representative under this Section 3.01(b)(ii) shall be $1 million.  Any amounts required to be paid to the Representative under this Section 3.01(b)(ii) with respect to any Shell Payments shall be paid not later than 10 days after the end of the calendar quarter in which such Shell Payments were received by the Company.

             (iii) Deliver to the Representative, in cash or by certified or official bank check, any Earnout Payments (as defined in Section 3.01(c)), calculated and paid as set forth in Section 3.01(d).
(c) For purposes of this Section 3.01, the following terms shall be defined as follows:

(i) “Earnout Payments” shall mean the earnout payments calculated and paid as set forth in Section 3.01(d).

(ii) “Revenues” shall mean revenues (on an accrual basis) derived by Acquired Corporation from Acquired Corporation Products and Acquired Corporation Services (including maintenance).

(iii) “Earnout Periods” shall mean each of the twelve-month periods commencing on the Closing Date and the succeeding three anniversaries of the Closing Date.

(iv) The “Threshold” for the first two Earnout Periods shall be $1,400,000 and for the second two Earnout Periods shall be $1,500,000.

(v) The “Cap” for the first Earnout Period shall be $550,000 and for the second, third and fourth Earnout Periods shall be $500,000, except that, to the extent that the Cap for any Earnout Period, other than the fourth, exceeds the Earnout Payments for such Earnout Period, the excess shall be added to the Cap for the next Earnout Period.

(vi) “Acquired Corporation Products” shall mean (A) Acquired Corporation products in existence at Closing or variations developed by Acquired Corporation, (B) Acquired Corporation products generated from the Shell Agreement, (C) partial and full customization of simulators and tutorials that Acquired Corporation may develop during the Earnout Periods for TOTAL-NL, TOTAL-Antwerp, and Hexion Chemicals NL/USA, and (D) products generated from other R&D projects currently in existence.  The products included in the current R&D projects are:

(I)           Tutorials and simulation products to be developed underthe Shell Agreement, which include the following products:

1. H2 Unit ( 2 variations )

2. Visbreaker and Thermal Gas oil Units

3. Delayed Coker Unit

4. Gasoline Blending

5. Fuel Oil Blending

6. Crude &Vacuum distillation ( 2 variations )

7. Alkylation-H2SO4

8. CCR Tutorial

9. Ethylene Tutorial

10. SCOT;

(II)           Gas Oil Separation Process ( 2 variations ); and
(III)           3D animation hook up with Acquired Corporation simulation products.

(vii) “Acquired Corporation Services” shall mean any services utilizing Acquired  Corporation Products and services to be provided under the terms of any maintenance agreements for Acquired Corporation Products.

The first Earnout Payment with respect to each Earnout Period shall be made one month after the end of the Earnout Period and will be equal to 50% of the amount, if any, by which the amount of cash collected during the Earnout Period with respect to the Revenues for such Earnout Period exceeds the Threshold for such Earnout Period, the second Earnout Payment with respect to each Earnout Period shall be made seven months after the end of the Earnout Period and will be equal to (A) 50% of the amount, if any, by which the amount of cash collected during the Earnout Period and the succeeding six months with respect to the Revenues for such Earnout Period exceeds the Threshold for such Earnout Period less (B) the first Earnout Payment for such Earnout Period, and the third Earnout Payment with respect to each Earnout Period shall be made thirteen months after the end of the Earnout Period and will be equal to (A) 50% of the amount, if any, by which the amount of cash collected during the Earnout Period and the succeeding 12 months with respect to the Revenues for such Earnout Period exceeds the Threshold for such Earnout Period less (B) the first Earnout Payment for such Earnout Period and the second Earnout Payment for such Earnout Period; provided that in no event shall the sum of the Earnout Payments for any Earnout Period exceed the Cap for such Earnout Period.  For example, if the Revenues for the first Earnout Period equal $2.5 million and $2 million of cash is collected during such Earnout Period with respect to such Revenues, $2.3 million is collected during such Earnout Period and the succeeding six months with respect to such Revenues, and $2.4 million is collected during such Earnout Period and the succeeding 12 months with respect to such Revenues, the Representative would be entitled to receive a first Earnout Payment with respect to the first Earnout Period of $300,000, a second Earnout Payment with respect to the first Earnout Period of $150,000, and a third Earnout Payment with respect to the first Earnout Period of $50,000.  Since the total of the Earnout Payments received with respect to the first Earnout Period is $500,000, $50,000 less than the Cap for that period, the Cap for the second Earnout Period would be increased from $500,000 to $550,000.

(d)  Within 90 days of the Closing, the Purchaser will prepare a consolidated balance sheet (the “Closing Date Balance Sheet”) of the Acquired Corporation and the Indian Subsidiary as of the Closing Date.  The Closing Date Balance Sheet will be prepared in accordance with generally accepted accounting principles.
With respect to the assets and liabilities on the Closing Date Balance Sheet, the Stockholders and the Purchaser agree as follows:

     (i) The Representative will be entitled to receive all the cash in the Acquired Corporation and the Indian Subsidiary except for (a) $400,000, which will be retained by the Acquired Corporation as working capital, and (b) an amount of cash equal to the maintenance payments which have been received by Acquired Corporation prior to Closing but which relate to revenues to be earned after the Closing, which will be retained by the Acquired Corporation.  Such cash will be paid to the Representative promptly after the Closing Date Balance Sheet is prepared.  The Stockholders will be credited on the Closing Date Balance Sheet as cash for any pre-paid expenses paid in the ordinary course of its business relating to periods after the Closing Date.  Any liabilities contained on the Closing Date Balance Sheet will be the responsibility of the Stockholders.

(ii)     Except as set forth below, the Representative will be entitled to receive an amount equal to 70% of the cash collected prior to March 31, 2013 from the receivables and earned but unbilled amounts which appear on the Closing Date Balance Sheet and the remaining 30% will be retained by the Acquired Corporation. If  the actual costs  (the “Shell Actual Costs”) to complete any of the Shell Projects represented on the Closing Date Balance Sheet are more than 110% of the estimated costs (the “Shell Estimated Costs”) to complete such Shell Project,  the payment for the earned but unbilled revenue (the “Shell Project Revenue”) on the Closing Date Balance Sheet with respect to such Shell Project shall be reduced by an amount equal to the difference between (a) an amount equal to what the Shell Project Revenue  would have been if the Shell Estimated Costs  with respect to such Shell Project  were increased by 10% and (b) an amount equal to what the Shell Project Revenue would have been based upon the Shell Actual Costs with respect to such Shell Project.   Provided further, however, that to the extent that the Shell Actual Costs are less the Shell Estimated Costs with respect to any Shell Project, the Representative will be provided with a credit which can be used against any reduction described above on another Shell Project to lessen such reduction.  The Acquired Corporation will be entitled to retain 100% of the cash collected with respect to receivables which appear on the Closing Date Balance Sheet to the extent such receivables relate to revenue to be earned after the Closing under maintenance agreements.  The Representative will receive three payments for receivables and earned but unbilled amounts:  the first will be made within 10 days of March 31, 2011 based on cash collections during the period from the Closing Date through March 31, 2011,  the second will be made within 10 days of March 31, 2012 based on cash collections during the period from April 1, 2011 through March 31, 2012 and the third will be made within 10 days of March 31, 2013 based on cash collections during the period from April 1, 2012 through March 31, 2013.

(e)  The Representative shall also receive an amount equal to 6% of the Purchaser’s revenues derived from sales of the Purchaser’s full scope simulation products to Husky Oil originating from proposals made by Purchaser on or before June 30, 2011.

§3.02 The Closing

The closing of the transactions contemplated by Sections 3.01(a) and 3.01(b)(i) shall take place at the offices of the Acquired Corporation, 2 Shunpike Road, Madison, NJ 07940 at  10:00 A.M., local time, on  January 4, 2011 (the “Closing Date”).  The closing of the transactions contemplated by Sections 3.01(a) and 3.01(b)(i) is herein called the “Closing.”

§3.03 Indemnity Against Liabilities

Stockholders agree to indemnify and hold harmless the Purchaser, Acquired Corporation, and the Indian Subsidiary, and, when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement (the “Indemnitees”), against any and all losses, liabilities, claims, damages, and expenses whatsoever (which shall include, for all purposes of this Section 3.03, Section 3.04, and Section 5.01, but not be limited to counsel fees and any and all expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation,  (collectively, “Losses”)) arising from:

(a) any breach of any representation or warranty of Acquired Corporation or any Stockholder contained in this Agreement, provided, however, that no indemnification shall be payable by Stockholders with respect to any claim for Losses arising out of, based upon, or in connection with the breach of any representation or warranty made by Stockholders: (i) asserted by Purchaser after the expiration or termination date, if any, prescribed for such representation or warranty in Section 5.04; (ii) except with respect to breaches of the representations and warranties in (a) Section 1.04 related to liabilities on the Closing Date Balance Sheet, asserted within 120 days of the Closing, (b) Section 1.04,  relating to taxes,  and (c) Section 1.12, until the total of such otherwise recoverable claims for indemnification shall exceed $40,000, at which time Purchaser shall be entitled to recover the amount of all such claims in excess of such amount; and (iii) in an aggregate amount (x) in excess of the sum of the  amounts delivered by Purchaser to the Representative pursuant to Sections 3.01(b)(i), (ii),  (iii), and with respect to the receivables and earned but unbilled amounts which appear on the Closing Date Balance Sheet; (y) minus $600,000.

(b) any breach of any Covenant or agreement of Acquired Corporation or any Stockholder contained in Article IV of this Agreement.

The foregoing agreement to indemnify shall be in addition to any liability Stockholders may otherwise have, including liabilities arising under this Agreement.

§3.04 Right of the Purchaser to Withhold Future Payments

To satisfy the obligations of the Stockholders to indemnify the Purchaser for claims under Section 3.03, other than those related to the Closing Date Balance Sheet and asserted within 120 days of the Closing Date or Section 1.04 (relating to taxes),  the Purchaser shall satisfy the Stockholders indemnification obligations (i)  from the Earnout Payments payable to the Representative under Section 3.01(b)(iii),  (ii) from any amounts payable to the Representative with respect to the Shell Payments under Section 3.01(b)(ii), and (iii) from any amounts payable to the Representative with respect to the receivables and earned but unbilled amounts which appear on the Closing Date Balance Sheet, in an amount equal to the aggregate losses, liabilities, claims, damages, and expenses whatsoever incurred or demonstrably in prospect of being incurred by any Indemnitee with respect to which such Indemnitee is entitled to be indemnified pursuant to Section 3.03. In the event that the Earnout Payments payable to the Representative under Section 3.01(b)(iii),the amounts payable  to the Representative with respect to the Shell Payments under Section 3.01(b)(ii),  and the amounts payable to the Representative with respect to the receivables and earned but unbilled amounts which appear on the Closing Date Balance Sheet are not sufficient to satisfy the indemnification obligations of Section 3.03 indemnification may be sought against up to $600,000 of the  $1.2 million payment made under Section 3.01(b)(i).  The obligations of the Stockholders to indemnify the Purchaser for claims related to the Closing Date Balance Sheet and asserted within 120 days of the Closing Date or Section 1.04 related to taxes  in an amount equal to the aggregate losses, liabilities, claims, damages, and expenses whatsoever incurred or demonstrably in prospect of being incurred by any Indemnitee with respect to which such Indemnitee is entitled to be indemnified pursuant to Section 3.03, may be satisfied by (i)  from the Earnout Payments payable to the Representative under Section 3.01(b)(iii),  (ii)  from any amounts payable to the Representative with respect to the Shell Payments under Section 3.01(b)(ii),  (iii) from any amounts payable to the Representative with respect to the receivables and earned but unbilled amounts which appear on the Closing Date Balance Sheet, and (iv) from up to $600,000 of the  $1.2 million payment made under Section 3.01(b)(i).

IV. Covenants and Agreements

§4.01 Officers’ and Directors’ Noncompetition Agreement

The Purchaser shall receive at the Closing from each person who is, or who at any time between that date which is one year prior to the date of this Agreement and the date of this Agreement was, an officer or a director of Acquired Corporation or the Indian Subsidiary an agreement not to compete, substantially in the form of Exhibit F.

§4.02 Officers’ and Directors’ Confidentiality Agreement

The Purchaser shall receive at the Closing from each person who is, or who at any time between that date which is one year prior to the date of this Agreement and the date of this Agreement was, an officer or a director of Acquired Corporation or the Indian Subsidiary an agreement to keep confidential certain data, substantially in the form of Exhibit G.

§4.03 Confidentiality

The Stockholders shall insure that all confidential information which Acquired Corporation, the Indian Subsidiary, any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants, or any Stockholder or any of his counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Acquired Corporation, the Indian Subsidiary, the Purchaser, any affiliate of any of them, or any customer or supplier of any of them or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except for the benefit of Acquired Corporation and the Indian Subsidiary, in each case without the prior written consent of the Purchaser; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information shall have otherwise become publicly available.  Stockholders shall, and shall cause all other such persons and entities to, deliver to the Purchaser all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at the Closing.

§4.04 Release by Stockholders

Each Stockholder fully and unconditionally releases and discharges all claims and causes of action which he or his heirs, personal representatives, or assigns ever had, now have, or hereafter may have against the Purchaser, Acquired Corporation, or the Indian Subsidiary, or, when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement, except claims and causes of action arising out of, based upon, or in connection with this Agreement or any other agreement executed on the date hereof.

§4.05 Noncompetition

Each Stockholder agrees, in consideration of the obligations of the Purchaser hereunder:  (a) for a period of five years after the Closing Date, he will not compete with or be engaged in the same business as, or Participate In (as hereinafter defined in this Section 4.05) any other business or organization which at any time during the five-year period after the Closing Date competes with or is engaged in the same business as, Acquired Corporation or the Indian Subsidiary, with respect to any product or service sold or activity engaged in up to the time of the Closing in any geographical area in which at the time of the Closing such product or service is sold or activity engaged in; (b) he will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from Acquired Corporation, the Indian Subsidiary, or the Purchaser, any of their respective suppliers, customers, or employees; and (c) he will not directly or indirectly employ any person who, at any time up to the Closing Date, was an employee of Acquired Corporation, the Indian Subsidiary, or the Purchaser, within a period of two years after such person leaves the employ of such corporation.  As used in this Section 4.05, “Participate In” shall mean “directly or indirectly, for his own benefit or for, with, or through any other person or entity, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in.”  Each Stockholder agrees that the provisions of this Section 4.05 are necessary and reasonable to protect Acquired Corporation, the Indian Subsidiary, and the Purchaser in the conduct of their businesses.  If any restriction contained in this Section 4.05 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  The foregoing shall not be considered to limit any Stockholder from teaching in any educational or non-profit institution.

§4.06 File Tax Return

The Stockholders agree to file, within the time allowed by law, all federal, state, local, and foreign tax returns with the appropriate jurisdictions, for all tax periods ending on or before the Closing Date, to include therein all information required to be contained therein relating to Acquired Corporation, and to pay all Taxes with respect to Acquired Corporation pertaining to periods ending on or before the Closing Date.  The Stockholders shall deliver such income tax returns, and where filing deadlines permit, all other returns to Purchaser for comment and approval not later than 30 days prior to the due date for filing.  The Stockholders shall be responsible for all taxes of the Indian Subsidiary related to periods on or before the Closing Date.  The Stockholders shall be entitled to any refunds of Taxes with respect to the Acquired Corporation or the Indian Subsidiary relating to periods on or before the Closing Date. If necessary,  any taxes or tax refunds for periods beginning before and ending after the Closing Date shall be apportioned using a reasonable method to the periods before and after the Closing Date.

§4.07 Releases

At the Closing, the Purchaser shall receive from each of the officers and directors of the Acquired Corporation or the Indian Subsidiary who is not a Stockholder a release, dated the Closing Date, substantially in the form of Exhibit H.

§4.08 Reports

The Purchaser will provide the Stockholders with quarterly reports certified by an officer of the Purchaser of:
(i) the Shell Payments received during the quarter;
(ii) the Revenues (on an accrual basis) derived by Acquired Corporation from Acquired Corporation Products and Acquired Corporation Services (including maintenance) and the collections of  receivables; and
(iii)  any “commissions” Acquired Corporation generates from Purchaser selling its full scope simulation products to Husky Oil.
The Stockholders shall have the right on request to review the supporting documentation from which such reports are derived.

V.  Miscellaneous

§5.01 Brokerage Fees

If any person shall assert a claim to a fee, commission, or other compensation on account of alleged employment as a broker or finder on behalf of the Stockholders or the Acquired Corporation, or alleged performance of services as a broker or finder on behalf of the Stockholders or the Acquired Corporation, in connection with or as a result of any of the transactions contemplated by this Agreement, Stockholders shall (subject to the next sentence) indemnify and hold harmless the Indemnitees against any and all losses, liabilities, claims, damages, and expenses whatsoever (as defined in Section 3.03) as and when incurred arising out of, based upon, or in connection with such claim by such person, and Stockholders shall at their sole expense defend any and all suits, actions, proceedings (formal or informal), or investigations involving such claim that may at any time be brought against any Indemnitee and satisfy promptly any settlement or judgment arising therefrom; but if Stockholders fail to defend such suit, action, proceeding, or investigation in a timely manner, the Purchaser or any Indemnitee made a defendant therein or a party thereto shall have the right to defend and settle the same and pay any judgment or settlement pertaining thereto as it or he may reasonably deem appropriate at the cost and expense of Stockholders.  If, however, it is ultimately determined in any such suit, action, or proceeding (in which the Purchaser and all Indemnitees made a defendant therein or a party thereto were afforded the opportunity to have their counsel participate in the defense) that the Purchaser or any Indemnitee (other than Acquired Corporation or the Indian Subsidiary) made a defendant therein or a party thereto was the sole employer of such broker or finder or services were performed solely for the Purchaser or any Indemnitee (other than Acquired Corporation or the Indian Subsidiary) made a defendant therein or a party thereto, then Stockholders shall not be responsible under this Section 5.01 and amounts theretofore paid by them by reason of this Section 5.01 shall be reimbursed by the Purchaser or the Indemnitee, as the case may be, who was the sole employer.

§5.02 Further Actions

At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

§5.03 Availability of Equitable Remedies

Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

§5.04 Survival

The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and any delivery of the purchase price by the Purchaser, irrespective of any investigation made by or on behalf of any party; provided, however, that (a) the representations and warranties of Stockholders in Article I shall expire and terminate on June 30, 2012, except that those made in Sections 1.01, 1.02, 1.11 and 1.12 shall survive indefinitely, and those made in that portion of Section 1.04 relating to Taxes  and to Section 1.08 shall survive until the expiration of the statute of limitations applicable thereto, notwithstanding any investigation by any party, and (b) the representations and warranties of the Purchaser in Article II shall survive indefinitely. The statements contained in any certificate executed by Acquired Corporation, the Indian Subsidiary, any officer of director of the Acquired Corporation or the Indian Subsidiary, or any Stockholder delivered to the Purchaser in connection with the transactions contemplated hereby shall be deemed representations and warranties, covenants and agreements, as the case may be, of Stockholders hereunder for all purposes of this Agreement.

§5.05 Appointment of Agent

Santosh Joshi will be the representative (the “Representative”) of the interests of Stockholders for all purposes of this Agreement.  Without giving notice to Stockholders, the Representative shall have full and irrevocable authority on behalf of Stockholders (a) to deal with the other parties to this Agreement, (b) to  direct the Purchaser to pay  the purchase price or any other amounts payable by the Purchaser pursuant to this Agreement to the Stockholders or such other persons as the Representative shall direct , (c) to accept and give notices and other communications relating to this Agreement, (d) to settle any dispute relating to the terms of this Agreement, (e) to modify or amend this Agreement, (f) to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Section 5.05, and (g) to act in connection with all matters arising out of, based upon, or in connection with this Agreement and the transactions contemplated hereby.  In the event of the refusal or inability to serve, death, incapacity, or resignation for any reason of the Representative, Toshi Shinohara will become his successor, with all the powers and irrevocable authority of the Representative, and with full power of substitution.

Purchaser agrees to make any payment required under this Agreement according to the directions of the Representative in such amounts as may be determined by the Representative and to make any required reporting to US tax authorities and make all required US tax withholdings in connection with such payments. The Stockholders agree that the Purchaser shall not have any liability to the Stockholders for (i) any actions taken or not taken on their behalf by the Representative or (ii) following the directions of the Representative.

§5.06 Modification

This Agreement, the Exhibits hereto, and the other agreements executed by the parties on the date hereof set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party or by an officer of each corporate party (except as otherwise provided in Section 5.05).

§5.07 Notices

Subject to Section 5.05, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy or e-mail) against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5.07) with a copy to each of the other parties hereto.  Any notice given to any corporate party shall be addressed to the attention of the Corporate Secretary.  Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 5.07.  Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party’s address which will be deemed given at the time of receipt thereof.  Any notice given by other means permitted by this Section 5.07 shall be deemed given at the time of receipt thereof.

§5.08 Waiver

Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

§5.09 Joint and Several Obligations

The representations, warranties, covenants, and agreements of Stockholders in this Agreement are joint and several, but no Stockholder shall have any rights against Acquired Corporation or the Indian Subsidiary if a remedy is sought or obtained against any Stockholder because both Acquired Corporation or the Indian Subsidiary and one or more Stockholders breach a representation, warranty, covenant, or agreement.

§5.10 Binding Effect

The provisions of this Agreement shall be binding upon and inure to the benefit of Acquired Corporation and the Purchaser and their respective successors and assigns and each Stockholder and his assigns, heirs, and personal representatives, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

§5.11 No Third Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 5.10).

§5.12 Separability

If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

§5.13 Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

§5.14 Counterparts; Governing Law

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of Delaware, without giving effect to conflict of laws.  Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby may be brought only in the United States District Court for the District of Delaware and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it or he is not subject personally to the jurisdiction of such court, that its or his property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Both parties agree to waive any right to a jury for any proceeding resolving a dispute under this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GSE Systems, Inc.

By: /s/ Lawrence M. Gordon
      Lawrence M. Gordon
      Vice President and General Counsel

EnVision Systems, Inc.

By: /s/ Santosh Joshi
Santosh Joshi
Chief Executive Officer

/s/  Santosh Joshi
Santosh Joshi

/s/ Toshi Shinohara
Toshi Shinohara

/s/  Hideo Shinohara
Hideo Shinohara

DM3\1476266.3

Exhibit Designation	Exhibit Description	Pursuant to Section
A	List of Subsidiaries and information about them and Acquired Corporation	1.01 and 1.02
B	List of property owned, leased, and licensed	1.06
C	List of Intangibles owned and licensed	1.09
D	List of contracts, agreements, instruments, and arrangements	1.07
E	List of employee plans and benefits and of certain employees and agents	1.08
F	Agreement not to Compete	4.01
G	Confidentiality Agreement	4.02
H I	Release Disclosure Letter	4.07

EXHIBIT A

List Of Subsidiaries And Information
About Them And Acquired Corporation

Pursuant to Sections 1.01 and 1.02

Name of Corporation	Place of Incorporation	Principal Place of Business	Jurisdictions in Which Qualified To Do Business	Businesses Presently Conducted and Contemplated	Authorized Capitalization	Shares Outstanding
Envision Systems (India) Pvt. Ltd.	India	Chennai, India	India	Software and Product Development	20,000	6,180
EnVision Systems, Inc.	New Jersey	Madison, New Jersey	New Jersey	Development and sale of generic operator training process simulation and process CBTs in the Hydrocarbon Processing, Oil & Gas Productions.	2,500	1,000

EXHIBIT B

List Of Property Owned, Leased, And Licensed

Pursuant to Section 1.06

Leased Properties:

1.  Office, 2 Shunpike Ave, Suite 20, Madison, New Jersey – The Current Lease is attached.
2.  Office, Chennai, India – The Current Lease is attached.

Depreciation Schedule:

1. Envision Systems, Inc. - 2010 Depreciation Schedule is attached
2. Envision India. - 2010 Depreciation Schedule is attached

EXHIBIT C

List of Intangibles Owned And Licensed

Pursuant to Section 1.09

The current list of generic simulator models and Tutorials is attached.

EXHIBIT D

List of Contracts, Agreements,
Instruments, And Arrangements

Pursuant to Section 1.07

Where no such instrument exists, Stockholders have inserted the word “none.”

(a) Specimen copies of price lists, standard terms of sale, forms on which quotations for products or services are made, and product or service warranties.

The following are attached:

-	Price list for Tutorials

-	Price list for Simulations

-	Price list for Educational Institutes

-	Software License and Warrantee Agreement

-	End-User Statement ( by Ultimate Consignee )

-	Annual Software Maintenance Agreement

-	Tutorial/Simulation Software Evaluation Agreement

(b) Franchise agreements.

NONE

(c) Sale or purchase agreements for a term in excess of one year which have an aggregate sale or purchase price in excess of $25,000

1.           Shell Master Software, Maintenance and Support Agreement, Contract #: LDM05/1112, effective March 28, 2005. To date, they have issued 4 supply orders, including Supply Order #4, Jan 01, 2010 – Dec 31, 2013. A copy of the main contract and all 4 supply orders have been given to GSE during Due Diligence.

(d) Employment agreements which involve the payment of in excess of $50,000 prior to the date they can be terminated without penalty or premium by Acquired Corporation or the Indian Subsidiary, labor agreements, salesmen commission agreements, and independent contractor agreements.

EnVision has shared these with GSE during due diligence. None exceed $50K. The following are key independent contractors, who work on an as need basis.

-	Colin Baker

-	David Wu

-	Gun&Sulphur ( Jags Iyengar)

-	John May

-	SoftCIMM ( Jai Suresh Kannan )

(e) Agreements for the acquisition of businesses and joint venture agreements.

NONE

(f) Dealership agreements, distributorship agreements, fiduciary agreements, sales agency agreements, agreements with finders and brokers, and other agency agreements.

The following are attached:

-	Sample Sales Representative Agreement

-	Brown Technology, Singapore

-	Minerva Consulting ( Francis Teo ), Singapore

-	Arabian Engineering, Oman

-	OsTech, Saudi-Arabia

2

(g) Any agreement for the processing or finishing of goods.

NONE

(h) Bank credit, factoring, and loan agreements, indentures, promissory notes, and other evidences of indebtedness (excluding invoices and like evidences of regular trade indebtedness), and letters of credit; and all consents or waivers relating to any of the foregoing.

NONE

(i) Liens, mortgages, security interests, pledges, charges, and other encumbrances; and all documents purporting to create any of the foregoing.

NONE

(j) Insurance policies (including all under which Acquired Corporation, the Indian Subsidiary, or any Stockholder is a beneficiary).

Supplied to GSE during due diligence.

(k) Consent decrees, judgments, orders, settlement agreements, or agreements relating to competitive activities which require or prohibit any future action by Acquired Corporation, the Indian Subsidiary, or any Stockholder or to which any of them or any of their respective businesses, properties, or assets are or may be subject.

NONE

(l) Contracts, agreements, instruments, leases, licenses, arrangements, or understandings with any Stockholder, any director, officer, or employee of Acquired Corporation or of the Indian Subsidiary, any relative or affiliate of any Stockholder or of any such director, officer, or employee, or any other corporation or enterprise in which any Stockholder, any such director, officer, or employee, or any such relative or affiliate then had or now has a 5% or greater equity or voting or other substantial interest (except for employment agreements listed in (d) above and employment and compensation arrangements referred to in Exhibit E, in each case where the fact of the directorship, officership, employment, relation, affiliation, or interest is described in (d) above or in Exhibit E, as the case may be), specifying in each case the nature of the directorship, officership, employment, relation, affiliation, or interest, as the case may be, of the party to the contract, agreement, instrument, lease, license, arrangement, or understanding.

3

The following are attached:

-	Envision India Stock Purchase Agreement

-	ESI-Shareholders Agreement

-	Participation Agreement Anand

(m) Rights of way.

NONE

(n) Government contracts, permits, or franchises.

NONE

(o) Powers of attorney and letters of authorization, other than those in connection with closing of this transaction.

NONE

(p) Bank accounts, escrows, and safe deposit boxes, and persons authorized to draw thereon or having access thereto.

US LIST:

-	BANK OF AMERICA, Accounts details give to GSE during due diligence.

-	WACHOVIA BANK, Madison, NJ. Accounts details give to GSE during due diligence.

INDIA LIST:

-	Citibank, N.A., Anna Road, Chennai, India.

4

-	Andhra Bank, Ashok Nagar, Chennai. India.

(q) Deeds.

NONE

(r) Consents necessary for the execution, delivery, or performance of this Agreement by Acquired Corporation, the Indian Subsidiary, or any Stockholder.

NONE

(s) Guarantees or undertakings.

NONE

(t) Each form of employee invention and patent assignment, and security agreements with employees or with other companies with respect to proprietary information.

Employee NDA form is attached.

(u) Defense contracts.

NONE

(v) Any management, advisory, consulting, advertising, construction, warehousing, engineering, designing, styling, major utility, or other agreement not listed above or described in Exhibit B, C, or E which involves the payment of in excess of $10,000 prior to the date it can be terminated without penalty or premium by Acquired Corporation or the Indian Subsidiary.

K&A AGREEMENT AS BROKER is attached.

(w) Contracts, agreements, and instruments not listed above or described in Exhibit B, C, or E which are of material importance in the conduct of the business of Acquired Corporation or of the Indian Subsidiary as presently conducted or as it contemplates conducting.

NONE

5

(x) Reports or memoranda relating to broad aspects of the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Acquired Corporation or of the Indian Subsidiary made within the last five years.

NONE

(y) Reports, opinions, or appraisals of any property or asset of Acquired Corporation or the Indian Subsidiary made in the last ten years.

NONE

The following is a list of arrangements and understandings (i) for the importation or exportation of goods by, or supply of goods to, by, or through Acquired Corporation or the Indian Subsidiary, for the distribution of goods to, by, or through Acquired Corporation or the Indian Subsidiary, or for Acquired Corporation or the Indian Subsidiary to act as an agent for another party or (ii) relating to financial matters, regardless in each case of whether or not such arrangements or understandings are in contractual or written form:

NONE

6

EXHIBIT E

List Of Employee Plans And Benefits And Of Certain Employees And Agents

Pursuant to Section 1.08

EnVision has provided Employee Handbook with Benefit plan to GSE during Due Diligence. EnVision has the following employee arrangements. Please see the handbook for details:

•	Health Insurance (including vision care)

•	Vacation Policy

•	Retirement Plan - SEP IRA

•	HolidayPolicy

•	Health Reimbursement Account

•	Family Leave Insurance

•	Bereavement Leave Policy

•	Jury Duty Leave Policy

•	Military Leave Policy

•	Health Club Dues

EXHIBIT F

Agreement Not To Compete

Pursuant to Section 4.01

To induce GSE Systems, Inc., a Delaware corporation (the “Purchaser”),  to consummate the transactions contemplated by an agreement (the “Agreement”), dated the date hereof, among the Purchaser, the stockholders of EnVision Systems, Inc., a New Jersey corporation (“Acquired Corporation”), and Acquired Corporation, the undersigned agrees (a) for a period of two years after the date of the Closing (as defined in the Agreement), he will not compete with or be engaged in the same business as, or Participate In (as hereinafter defined) any other business or organization which at any time during the two-year period after the date of the Closing competes with or is engaged in the same business as, Acquired Corporation or the Indian Subsidiary (as defined in the Agreement), with respect to any product or service sold or activity engaged in up to the time of the Closing in any geographical area in which at the time of the Closing such product or service is sold or activity engaged in; (b) he will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from Acquired Corporation, the Indian Subsidiary, or the Purchaser, any of their respective suppliers, customers, or employees; and (c) he will not directly or indirectly employ any person who, at any time up to the date of the Closing, was an employee of Acquired Corporation, the Indian Subsidiary or the Purchaser, within a period of two years after such person leaves the employ of such corporation.  As used in this Agreement, “Participate In” shall mean “directly or indirectly, for his own benefit or for, with, or through any other person or entity, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in.”  Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, the Purchaser shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and the undersigned hereby consents to the issuance of such injunction.  The undersigned agrees that the provisions of this Agreement are necessary and reasonable to protect Acquired Corporation, the Indian Subsidiary, and the Purchaser in the conduct of their businesses.  If any restriction contained in this Agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

Dated:  ____________, 2010

 ________________________
[name]

EXHIBIT G

Confidentiality Agreement

Pursuant to Section 4.02

To induce GSE Systems, Inc., a Delaware corporation (the “Purchaser”), to consummate the transactions contemplated by an agreement (the “Agreement”), dated the date hereof, among the Purchaser, the stockholders of EnVision Systems, Inc., a New Jersey corporation (“Acquired Corporation”), and Acquired Corporation, the undersigned agrees that all confidential information which I may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Acquired Corporation, the Indian Subsidiary (as defined in the Agreement), the Purchaser, any affiliate of any of them, or any customer or supplier of any of them or any such affiliate shall not be published, disclosed, or made accessible by me to any other person or entity at any time or used by me, in each case without the prior written consent of the Purchaser; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of the Agreement, or (c) to the extent such information shall have otherwise become publicly available.  On the date hereof, I shall, and shall cause all other persons and entities who received confidential information from me to, deliver to the Purchaser all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply.

________________________
[name]
Dated:  __________, 2010

EXHIBIT H

Release

Pursuant to Section 4.07

The undersigned fully and unconditionally releases and discharges all claims and causes of action which he or his heirs, personal representatives, or assigns ever had, now have, or hereafter may have against GSE Systems, Inc., a Delaware corporation (the “Purchaser”), EnVision Systems, Inc., a New Jersey corporation (“Acquired Corporation”), or the Indian Subsidiary (as defined in an agreement (the “Agreement”), dated the date hereof, among the Purchaser, the stockholders of Acquired Corporation, and Acquired Corporation), and, when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after this date.

________________________
[name]

DM3\1476269.3